                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO. ___)(1)

                                  FTD.COM INC.
                                (Name of Issuer)

                      CLASS A COMMON STOCK, $ .01 PAR VALUE
                         (Title of Class of Securities)

                                   30265F 10 3
                                  -------------
                                 (CUSIP Number)


                                  May 17, 2000
                                  -------------
             (Date of Event Which Requires filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

          / /  RULE 13d-1(b)
          /X/  RULE 13d-1(c)
          / /  RULE 13d-1(d)


--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.
       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the NOTES).

--------------------------------------------------------------------------------
CUSIP NO.  30265F 10 3                 13G                 PAGE  2  OF  6  PAGES
                                                                ---    ---
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael J. Soenen
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  / /
     (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                                         5   SOLE VOTING POWER

                NUMBER                       670,400
                                         ---------------------------------------
               OF SHARES                 6   SHARED VOTING POWER

             BENEFICIALLY                    -0-
                                         ---------------------------------------
               OWNED BY                  7   SOLE DISPOSITIVE POWER

                 EACH                        670,400
                                         ---------------------------------------
               REPORTING                 8   SHARED DISPOSITIVE POWER

              PERSON WITH                    -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     670,400
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.  30265F 10 3                 13G                 PAGE  3  OF  6  PAGES
                                                                ---    ---
--------------------------------------------------------------------------------

ITEM 1(a).     NAME OF ISSUER:

               FTD.COM INC.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3113 Woodcreek Drive
               Downers Grove, IL 60515

ITEM 2(a)      NAME OF PERSONS FILING:

               Michael J. Soenen

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               FTD.COM INC.
               3113 Woodcreek Drive
               Downers Grove, IL 60515

ITEM 2(c)      CITIZENSHIP:

               Michael J. Soenen is a United States citizen.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Class A Common Stock, par value $.01 per share

ITEM 2(e)      CUSIP NUMBER:

               30265F 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.

ITEM 4.        OWNERSHIP.

               (a) AMOUNT BENEFICIALLY OWNED:

               As of December 31, 2000, Michael J. Soenen was the holder of 670,400 shares of Class A common stock.

--------------------------------------------------------------------------------
CUSIP NO.  30265F 10 3                 13G                 PAGE  4  OF  6  PAGES
                                                                ---    ---
--------------------------------------------------------------------------------

               (b) PERCENT OF CLASS:

               8.1%, based on the number of shares of Class A common stock outstanding as of December 31, 2000.

               (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE

               Michael J. Soenen has sole power to vote or to direct the vote with respect to the 670,400 shares of Class A common stock held of record by him.

               (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE

               Not applicable.

               (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

               Michael J. Soenen has sole dispositive power with respect to the 670,400 shares of Class A common stock held of record by him.

               (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

               Not applicable.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

--------------------------------------------------------------------------------
CUSIP NO.  30265F 10 3                 13G                 PAGE  5  OF  6  PAGES
                                                                ---    ---
--------------------------------------------------------------------------------


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATIONS.

               Not applicable.

--------------------------------------------------------------------------------
CUSIP NO.  30265F 10 3                 13G                 PAGE  6  OF  6  PAGES
                                                                ---    ---
--------------------------------------------------------------------------------

                                    SIGNATURE

          After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


           February 8, 2001
-----------------------------------------
                (Date)


                                             MICHAEL J. SOENEN

                                             /s/ Michael J. Soenen
                                             -----------------------------------